BRIGHTHOUSE LIFE INSURANCE COMPANY OF NY

[200 Park Avenue

New York, New York   10166]

WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME OR HOSPITAL CONFINEMENT RIDER

This Rider forms a part of the Contract to which it is attached and is effective as of the Issue Date. In the case of a conflict with any provision in the Contract, the provisions of this Rider will control. This Rider is irrevocable and its provisions will remain part of the Contract until the earlier of the Annuity Date or the date the Contract terminates. This Rider amends the Contract as follows:

The following provisions are added to the Contract:

WAIVER OF WITHDRAWAL CHARGE FOR NURSING HOME OR HOSPITAL CONFINEMENT

After the first Contract Anniversary, the Withdrawal Charge attributable to such withdrawal will be waived upon a withdrawal if:

1.

you are confined to a Nursing Home and/or Hospital for at least 90 consecutive days or confined for a total of at least 90 days if there is no more than a 6-month break in the confinement and the confinements are for related causes;

2.	the first confinement referred to in (1) above begins on or after the first Contract Anniversary;

3.	the withdrawal request and proof satisfactory to us of confinement are received by us at our Annuity Service Office either while you are confined or within 90 days after such confinement;

4.	confinement in a Nursing Home and/or Hospital is prescribed by a Physician and is Medically Necessary;

5.	you have been the Owner continuously since the Issue Date, or you are a Spousal Beneficiary who continues the Contract under the Spousal Continuation During Accumulation Period Option; and

6.	you were less than the Maximum Nursing Home or Hospital Confinement Rider Issue Age specified on the Contract Schedule on the Issue Date.

In the case of Joint Owners, this Rider applies to either Joint Owner. If the Owner is not a natural person, this Rider applies to the Annuitant provided the Annuitant has continuously been the Annuitant since the Issue Date.

DEFINITIONS

Hospital - A facility which:

1.	is located in the United States or its territories;
2.	is licensed as a hospital by the jurisdiction in which it is located;
3.	is supervised by a staff of licensed physicians;
4.	provides nursing services 24 hours a day by, or under the supervision of, a registered nurse (R.N.);
5.	operates primarily for the care and treatment of sick and injured persons as inpatients for a charge; and
6.	has access to medical and diagnostic facilities.

Intermediate Care Facility - A facility which:

1.	is located in the United States;
2.	is licensed and operated as an Intermediate Care Facility according to the laws of the jurisdiction in which it is located;

ML-1215 (01/01/02)

3.	provides continuous 24 hours a day nursing service by, or under the supervision of, a registered graduate professional nurse (R.N.) or a licensed practical nurse (L.P.N.); and
4.	maintains a daily medical record of each patient.

Medically Necessary - Appropriate and consistent with the diagnosis in accord with accepted standards of practice and which could not have been omitted without affecting the individual’s condition.

Nursing Home - A facility which is a Skilled Nursing Facility, an Intermediate Care Facility or Residential Care Facility. Nursing Home does not mean:

1.	a home for the aged, a community living center or place that primarily provides domiciliary, residency or retirement care; or
2.	a place owned or operated by a member of the Owner’s immediate family. Immediate family members include the Owner’s spouse, children, parents, grandparents, grandchildren, siblings and in-laws.

Physician - Any person duly licensed and legally qualified to diagnose and treat sickness and injuries. A physician must be providing services within the scope of his or her license. A Physician may not be a member of the Owner’s immediate family.

Residential Care Facility - A facility which:

1.	is located in the United States or its territories;
2.	is licensed and operated as a Residential Care Facility according to the laws of the jurisdiction in which it is located; and
3.	provides nursing care under the supervision of a registered professional nurse (R.N.).

Skilled Nursing Facility - A facility which:

1.	is located in the United States or its territories;
2.	is licensed and operated as a skilled Nursing Facility according to the laws of the jurisdiction in which it is located;
3.	provides skilled nursing care under the supervision of a licensed physician;
4.	provides continuous 24 hours a day nursing services by, or under the supervision of, a registered graduate professional nurse (R.N.); and
5.	maintains a daily medical record of each patient.

Brighthouse Life Insurance Company of NY has caused this Rider to be signed by its [Secretary].

[

]

[Christine M. DeBiase

Secretary]

ML-1215 (01/01/02)